                                                                                                                     Exhibit 99.1

Corporate Contact:
Michael J. Beecher, Chief Financial Officer
Direct Insite Corp.
631.873.2900
FOR IMMEDIATE RELEASE

Direct Insite Announces Revenue of $4,153,000 for the First Six Months of 2011

Sunrise, FL– August 11, 2011 – Direct Insite Corp. (OTC BB:DIRI.OB), a global provider of financial supply chain automation across procure-to-pay and order-to-cash business processes, today announced financial results for the three and six months ended June 30, 2011.  Revenue for the three months ended June 30, 2011 was $2,026,000, a 19.4% decrease from revenue of $2,513,000 for the three months ended June 30, 2010.  Revenue for the six month period ended June 30, 2011 was $4,153,000, a decrease of 15.1% from revenue of $4,894,000 for the same period in 2010.  Recurring revenue was $1,920,000 for the three months ended June 30, 2011, a decrease of 12.9% compared to recurring revenue of $2,204,000 for the three months ended June 30, 2010.  For the six months ended June 30, 2011 recurring revenue was $3,816,000 compared to recurring revenue of $4,377,000 for the same period in 2010, a decrease of 12.8%.  Revenue from professional services decreased $203,000 (65.7%) to $106,000 and $180,000 (34.8%) to $337,000 for the three and six months ended June 30, 2011, respectively, compared to the same periods in 2010.  The decrease in revenue is primarily due to contractual price decreases and lower professional services revenue with Hewlett-Packard.  The Company expects revenue in the second half of 2011 to be approximately $5.0 million, to bring revenue for the year slightly ahead of 2010.

We incurred a net loss of $1,022,000 and $939,000 for the three and six months ended June 30, 2011, respectively, compared to net income of $392,000 and $781,000 for the three and six months ended June 30, 2010, respectively.  The net loss for the three and six months ended June 30, 2011 includes nonrecurring charges of $620,000 for severance pay to the former Chief Executive Officer and $195,000 of legal fees reimbursed to S.A.V.E Partners III, LLC and an Metropolitan Venture Partners Corp., both shareholders of the Company, for costs they incurred related to our annual meeting proxy solicitations .  We expect net income in the second half of 2011 to be approximately $500,000 to $900,000, roughly offsetting the loss in the first six months of 2011.

“Although we incurred a loss for the most recent quarter and six months due to onetime costs, we believe that the Company’s continued focus on growing revenue, attracting new customers and increasing shareholder value will yield positive results,” said Matthew Oakes, President and Chief Executive Officer. “Our pipeline is robust and we anticipate signing several new clients before year end,” said Mr. Oakes.

Basic and diluted loss per share attributable to common shareholders for the three and six months ended June 30, 2011 was $0.09 and $0.08, respectively, compared to basic and diluted income per share of $0.03 and $0.07 for the three and six months ended June 30, 2010, respectively.

About Direct Insite

Direct Insite provides best practice financial supply chain automation and workflow efficiencies for procure-to-pay and order-to-cash processing. The Company’s global eInvoice Management services automate complex manual business processes such as invoice validation; order matching, consolidation, dispute handling, and e-payment processing.  Direct Insite solutions are used by more than 50,000 users across 100 countries, 35 languages and multiple currencies. For more information, call (631) 873-2900, or visit www.directinsite.com.

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s June 30, 2011 Form 10-Q, filed with the Securities and Exchange Commission on August 11, 2011, and should be read in conjunction with the information provided therein.

The Company will hold an annual earnings webcast for the second quarter 2011 on Friday, August 12, 2011 at 10:00 AM eastern time. This call is being webcast by PrecisionIR and can be accessed at www.InvestorCalendar.com. Participant dial in toll-free is (877) 407-9210.

Summarized Financial Information
STATEMENT OF OPERATIONS	FOR THE THREE MONTHS ENDED JUNE 30, 2011	FOR THE THREE MONTHS ENDED JUNE 30, 2010	FOR THE SIX MONTHS ENDED JUNE 30, 2011	FOR THE SIX MONTHS ENDED JUNE 30, 2010
Revenue	$2,026,000	$2,513,000	$4,153,000	$4,894,000
Operating (loss) income	$(822,000)	$398,000	$(735,000)	$609,000
Other (expense) income, net	$(200,000)	$20,000	$204,000	$234,000
(Loss) income before income taxes	$(1,022,000	$418,000	$(939,000)	$843,000
Provision for income taxes	$--	$10,000	$--	$20,000
Net (loss) income	$(1,022,000)	$408,000	$(939,000)	$823,000
Preferred Stock Dividends	$--	$(16,000)	$--	$(42,000)
Net (loss) income attributable to common shareholders	$(1,022,000)	$392,000	$(939,000)	$781,000
Basic and diluted (loss) income per share attributable to common shareholders	$(0.09)	$0.03	$(0.08)	$0.07

BALANCE SHEET	JUNE 30, 2011	DECEMBER 31,2010
Total Current Assets	$3,805,000	$3,941,000
Total Assets	$6,510,000	$6,705,000
Total Current Liabilities	$2,349,000	$1,651,000
Total Shareholders’ Equity	$4,086,000	$4,950,000

FORWARD-LOOKING STATEMENTS.   All statements other than statements of historical fact included in this release, including without limitation statements regarding the company's financial position, business strategy, and the plans and objectives of the company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.